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                                                                  EXHIBIT 10.9

Scanlube Shareholders' Agreement, dated as of November 22, 1995, by and between Preem Petroleum AB (formerly OK Petroleum AB) and Hydro Texaco Holdings A/S


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                             SHAREHOLDERS' AGREEMENT


     Agreement made this 22nd day of November, 1995, by and between Hydro Texaco Holdings A/S, a Danish corporation with offices at Parken, Oster Alle 48, 2100 Copenhagen 0, Denmark ("Holdings") and OK Petroleum AB, a Swedish corporation with offices at Sandhamnsgatan 51, S-115 90 Stockholm, Sweden, ("OKP").

                           ARTICLE 1 - SUBJECT MATTER
                                  AND OBJECTIVES

1.1 Holdings and OKP intend to form a joint venture in the form of a Swedish limited liability company, to be named Goteborgs Smorjmedelsfabrik Aktiebolag (Scanlube) (the "Company"), which will be owned as to 50% of share capital each by Holdings and OKP.

1.2 The business operations of the Company (the "Business") commencing on the Effective Date, shall be to acquire base oils, additives, labels, packages and other supplies related to the production of lubricants, and thereafter produce, package and sell lubricants to each of the Shareholders, their Affiliates and Affiliates of Texaco Inc. and Norsk Hydro a.s following orders from the Shareholders.

                           ARTICLE 2 - DEFINITIONS

     For the purpose of this Agreement:

2.1 "Affiliate" means, as to any entity, any company owned, directly or indirectly, as to more than 50% of voting capital stock, or the equivalent interest in a partnership, by that entity. For purposes of this Agreement other than Article 16.2, Affiliates of Holdings shall be deemed to include Affiliates of Texaco Inc. and Norsk Hydro a.s. For purposes of Article 16.2 only, Affiliates of OKP shall include Corral Petroleum AB.

2.2 "Countries" means Sweden, Norway, Denmark (including Greenland and the Faroe Islands) and Iceland.

2.3        "Effective Date" means December 1, 1995.

2.4        "SEK" or "Kronor" means the currency of Sweden.


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2.5        "Shareholders" means Holdings and OKP and any other entity who becomes a party to this Agreement in accordance with the provisions hereof.

2.6 "Oleum" means Oleum Marketing AB, a Swedish corporation wholly-owned by OKP.

2.7 "Third Party" means an entity other than Shareholders, their Affiliates, and Affiliates of Texaco Inc. and Norsk Hydro a.s.

                            ARTICLE 3 - APPROVALS


3.1 As expeditiously as possible, the Shareholders will prepare and file a joint application on Form A/B to the Directorate General of Competition of the Commission of the European Union ("DG-IV") for clearance of the transactions contemplated by this Agreement, in form mutually satisfactory to the Shareholders. The Shareholders will thereafter cooperate in responding to information requests and other communications from DG-IV as expeditiously as possible.

3.2 In the event DG-IV either (a) advises the Shareholders that the venture contemplated by this Agreement will be denied an exemption pursuant to Article 85(3) of the Treaty of Rome, or (b) seeks to impose changes which will materially and adversely affect the venture contemplated by this Agreement, the Shareholders shall meet and attempt to negotiate a solution which will meet the objections raised by DG-IV while preserving the economic benefits of the venture to the Shareholders. If no such solution has been agreed upon within three (3) months from the receipt of advice from DG-IV, either Shareholder shall be entitled to give the other three (3) months' notice of termination of this Agreement in which case the transactions contemplated by Article 4 below shall be reversed, such that OKP shall refund to Holdings all monies invested by Holdings in the Company, less depreciation, and Holdings shall convey all of its shares in the company to OKP. The Shareholders shall in such case attempt to negotiate a supply agreement on terms which would preserve the economic benefit of the venture to both Shareholders.

3.3 As expeditiously as possible the Shareholders will prepare and file a joint application on form K 2 to the Swedish Competition Authority for clearance of the acquisition by Holdings of 50% of the shares in the Company. In the event that the transaction is not cleared by the Competition Authority or is subjected to


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           changes which will materially and adversely affect the venture contemplated by this Agreement, the Shareholders shall meet and attempt to negotiate a solution which will meet the objections raised by the Competition Authority or the competent Swedish
           Courts while preserving the economic benefits of the venture to the Shareholders. Article 3.2 applies to time limits, procedures and effects mutatis mutandis.

3.4 As expeditiously as possible the Shareholders will prepare and file a joint application on form K 1 to the Swedish Competition Authority for clearance of the transactions contemplated by this Agreement including the exclusive Trademark License and Distribution Agreement in order to achieve legal security as far as Swedish law is concerned should the DG-IV deny this Agreement an exemption pursuant to Article 85(3) of the Treaty of Rome or offer only a "comfort letter." In the event that the transaction is not cleared by the Competition Authority or is subjected to changes which will materially and adversely affect the venture contemplated by this Agreement, the Shareholders shall meet and attempt to negotiate a solution which will meet the objections raised by the Competition Authority or the competent Swedish
           Courts while preserving the economic benefits of the venture to the Shareholders. Article 3.2 applies to time limits, procedures and effects mutatis mutandis.

                         ARTICLE 4 - VENTURE FORMATION


4.1 The actions described in this Article 4 shall be commenced immediately upon the filing referred to in 3.1 above and shall be completed as soon as possible and in no event later than January 15, 1996.

4.2 It is contemplated that the Company will be formed by changing the name and ownership of OK Mellansverige Fastighets AB, a company which at the time of execution of this Agreement was wholly-owned by OKP and was not engaged in any form of trading or business. Any reference to Company shall be understood to be a reference to the said OK Mellansverige Fastighets AB.

4.3 OKP shall cause the name of the Company to be changed to Goteborgs Smorjmedelsfabrik Aktiebolag (Scanlube), and shall cause the By-Laws of the Company to be amended to the form attached as Exhibit 1 (Swedish original and English translation). OKP shall file all such changes and amendments with the Patent and Registration Office for registration. In the event the name Goteborgs Smorjmedelsfabrik Aktiebolag (Scanlube) is not available,


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           the Shareholders shall agree on another name for the Company.

4.4 OKP shall procure transfer to the Company, at fully depreciated nil value, of the following assets, hereinafter referred to as the "Plant," as existing on the date of this Agreement in the lubricant production division of Oleum.

               -   Buildings and land facilities, appendix 1
               -   Machinery and equipment, appendix 1
               -   Lease to the land site, appendix 2
               -   Leasing agreements, appendix 2

4.5 OKP shall procure that the Company offer employment, on the same terms and conditions and with the same benefits, to all of the employees of Oleum presently employed at the Plant as listed in appendix 3, effective as of the Effective Date. Until the Effective Date, such employees shall continue to be employed by Oleum.

4.6 OKP shall cause the share capital of the Company to be increased to SEK 100,000 (One hundred thousand Kronor), divided into 1000 shares, each having a par value of SEK 100 (One hundred Kronor), and each having equal voting and equity rights.

4.7 OKP shall transfer to Holdings 500 shares of the stock of Company, for which Holdings shall pay SEK 50,000 (Fifty thousand Kronor) in immediately available funds on the date of transfer. The capital of the Company will then be held in the following proportions:

                             Holdings      50%
                             OKP           50%

4.8 Prior to the Effective Date, the Shareholders shall agree on a Business Plan which will provide, INTER ALIA, for the Company's initial needs for investment and working capital, including without limitation, an initial subordinated loan by each Shareholder in the amount of SEK 10,000,000 (Ten million Kronor), and a bank line of credit in the amount of SEK 10,000,000 (Ten million
           Kronor), to be guaranteed by Shareholders if necessary.

4.9 OKP shall procure that Oleum shall transfer at book value all raw materials, semi-finished and finished products inventory at hand at the Plant as of the Effective Date. Further, OKP shall transfer the payables from Oleum related to Scanlube's ongoing business at hand as of the Effective Date. Receivables from Oleum prior to the


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           Effective Date shall remain the property of Oleum.

4.10 Holdings shall have the right to sell to the Company at replacement cost value a volume of base oils and additives and finished products related to Holdings discontinued lubricants manufacturing business on a schedule to be agreed between Company and Shareholders based on the needs of the business.


                           ARTICLE 5 - COMMENCEMENT
                                 OF OPERATIONS
                           ------------------------

5.1 The Shareholders intend that the Company will commence operation pursuant to this Agreement and the Operating Agreement provided for in Article 10.2 below on the Effective Date.

5.2 Prior to the Effective Date, the Plant shall remain under the management and operation of Oleum, and OKP shall procure that the Plant is operated by Oleum in a manner consistent with prior business practices, in full compliance with all applicable laws and regulations and contracted obligations. No substantial change in the operation of the Plant shall take place without the consent of Holdings, except in order to meet emergency situations when there is no opportunity to consult Holdings.


                    ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

6.1 OKP represents and warrants to Holdings that as to the period August 12, 1994 through the Effective Date, except with regard to matters mutually agreed upon in writing by Holdings and OKP:

           (a) The Plant will be in the same physical and operating condition on the Effective Date as at the beginning of such period, reasonable wear and tear and changes consented to by Holdings excepted.

           (b) Throughout such period, the Plant's machinery and equipment will have received such normal maintenance and extraordinary repairs as may have been scheduled or required.

6.2 Holdings will undertake an inspection of the Plant and notify OKP not later than one month after the Effective Date of any material deviation from the physical and operational condition under 6.1(a) and (b) above. Thereafter, OKP makes no further representations or warranty with respect to Article 6.1.


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6.3        OKP represents and warrants to Holdings that as of the Effective
           Date:

           (a) No lien, pledge, mortgage, charge or other encumbrance has been placed or asserted against the Plant, nor against Oleum which may affect title to the Plant, by any third party whatsoever. Oleum has good title and is able to convey good title to the assets and leasehold interests comprising the Plant.

           (b) Company is a Swedish stock corporation (aktiebolag) in good standing.

           (c) Company has no outstanding or contingent liabilities to any third party whatsoever.

           (d) OKP has good title and is able to convey good title to the shares of Company.

                        ARTICLE 7 - BOARD OF DIRECTORS,
                        MANAGING DIRECTOR AND AUDITORS

7.1 The Board of Directors of the Company (the Board) shall consist of six (6) Directors. Holdings shall nominate three (3) Directors(s), and OKP shall nominate three (3) Director(s), all of them to be appointed by the General Meeting of the Shareholders. The Managing Director of the Company shall not be a Director, but shall have the right to attend and be heard at meetings of the Directors. The first Managing Director shall be Mr. Hans Lycke.

7.2 Any Shareholder may request the removal of a Director nominated by it and may nominate a new Director to replace such Director.

7.3 The Board shall elect one of its members to be the Chairman and one member to be Vice Chairman. The first Chairman shall be nominated by Holdings and the first Vice Chairman shall be nominated by OKP. Nominations for Chairman and Vice Chairman shall be rotated among the Shareholders on an annual basis. The Chairman shall not have a casting vote. Nominations shall be made in consultation between the Shareholders.

7.4 The Shareholders shall appoint not more than two auditors, each of whom shall be an authorized auditor (auktoriserad revisor). The Shareholders shall use their best efforts to agree on the nomination of auditors. Failing such agreement, each party shall have the right


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           to nominate one auditor, to be appointed by the General Meeting of the Shareholders.

7.5 Each Shareholder shall have the right, for its own account, to audit the books of the Company through an authorized auditor or its own internal auditors. Such auditor shall report his findings to the Shareholders.

7.6 The Shareholders undertake to vote at the Shareholders' Meetings in accordance with nominations or requests for removal pursuant to the provisions of this Article 7.

                ARTICLE 8 - MEETINGS OF THE BOARD OF DIRECTORS

8.1 The Board of the Company constitutes a quorum only if at least one Director nominated by Holdings and one Director nominated by OKP are present.

8.2 A Director shall not be disqualified to participate in decisions regarding agreements or arrangements between the Company and either of the Shareholders or an Affiliate of either of the Shareholders or an Affiliate of Texaco Inc. or Norsk Hydro a.s.

8.3 Meetings of the Board shall be held in a language understood by all Directors and minutes shall be kept both in Swedish and in English.

                 ARTICLE 9 - UNANIMITY FOR CERTAIN RESOLUTIONS

9.1 Notwithstanding the provisions of the By-Laws or the Swedish Companies Act, unanimity shall be required among the Shareholders at Shareholders' Meetings or among all Directors of the Board as regards the following matters:

           (a) Amendments of the By-Laws;

           (b) Changes in the share capital as set out in the By-Laws or the registered share capital, the issuance of shares or the issuance of convertible promissory notes, promissory notes combined with an option to subscribe shares and profit share certificates;

           (c) Distribution of dividends;

           (d) Appointment of the Managing Director of the Company;

           (e) Formation or acquisition of a new business or extension of the Company's current business where such acquisition or extension is material;

           (f) Close-down or sale of any material business of the Company;

           (g) Sale or acquisition of material tangible or intangible assets;


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           (h) Substantial borrowings and pledging of security;

           (i) Appreciation of fixed assets;

           (j) Loans and Guarantees from the Company to a Shareholder;

           (k) Capital contributions to the Company from the Shareholders in excess of what has been stipulated in this Agreement;

           (l) Agreements between a Shareholder and the Company according to
               Article 9.4 of this Agreement;

           (m) Voluntary liquidation;

           (n) Approval of the annual budget including investments;

           (o) Approval of the annual operating plan;

           (p) Sale of lubricants and related products to Third Parties; and

           (q) Contract blending of lubricants and related products for Third Parties except as provided in Article 9.2.

           (r) Manufacture of products other than lubricants.

9.2 OKP shall have the right to conclude separate business agreements with Svenska Lantmannen and/or OK Marknadsservice under which OKP will have the right to manufacture lubricants at the Plant on behalf of these companies on the same terms and conditions as the Shareholders.

9.3 Notwithstanding any requirement for unanimity, this shall not prevent a Shareholder from, after having consulted with the other Shareholders and provided that the Company's normal current business is not adversely affected thereby, and provided further that the other Shareholders' benefit from the Business is not adversely affected thereby, carrying out a separate sole risk investment within the Company, financed through contributions or subordinated loans from that Shareholder. The Shareholder not participating in such a sole risk investment shall have the right to reverse its decision and participate in the investment, provided that such non-participating Shareholder shall notify the participating Shareholder before the investment is completed and shall pay to the original participating Shareholder an amount equal to five per cent (5%) of the investment value, but not less than SEK 50,000 (Fifty thousand Kronor).

9.4 It is the aim of the Company to produce and sell lubricants of such formulations as will be purchased by both Shareholders. In the event that a Shareholder would find that a material economic benefit could be derived from changing


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           one or more formulations, it may suggest such a change to the other Shareholder. If the Shareholders cannot agree on such a change of formulations, the Company shall produce and sell products of such new formulations to the Shareholder requesting the change while continuing production and sales under current formulations to the other Shareholder. Any net extra costs incurred by the Company in connection with the production and sales of such different formulations shall be borne by the Shareholder requesting the change.

           If the Shareholders cannot agree on the amount of the extra costs incurred by the Company in connection with the production and sales of such different formulations, either Shareholder may declare that a dispute exists and refer it for resolution under
           Article 24 below.

9.5 All agreements or other economic relations between a Shareholder, or an Affiliate of a Shareholder on one side and the Company on the other side, shall be made on arm's length commercial terms and conditions, except as specified in the Operating and Supply Agreement. Such agreements or relations, if material, shall be discussed by the Board of the Company.

                            ARTICLE 10 - ACTIVITIES

10.1 Unless otherwise set forth in this Agreement or agreed by the Board, the Company will conduct no other activities than the Business.

10.2 A separate operating and Supply Agreement shall be concluded between the Company and Shareholders. Such Operating and Supply Agreement shall contain provisions regarding budgeting, payments and cost calculations as well as guidelines for the conduct of the business operations of the Company. Such Operating and Supply Agreement shall, when executed, be attached to and become a part of this Agreement. In case of any inconsistency between this Agreement and the Operating and Supply Agreement, this Agreement shall control.

10.3 As soon as possible after the Operating and Supply Agreement has been concluded, Holdings and OKP shall prepare any and all necessary economic projections and studies required for the Business, together with any and all required applications for licenses, registrations and approvals.


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                 ARTICLE 12 - ASSIGNMENT AND LICENSE AGREEMENT

12.1 OKP shall procure the assignment from Oleum to the Company of all agreements in force as of the Effective Date for the supply of raw materials and packaging to the Plant, and the leases and contracts listed in Article 4.4 above.

12.2 The following agreements shall be entered into between company and the Shareholders, their Affiliates or Affiliates of Texaco Inc., with effect as of the Effective Date.

                  (a) Operating and Supply Agreement as provided in
                      Article 10.2.

                  (b) Supplemental Agreement as to Environmental Liabilities
                      among Company and Shareholders.

                  (c) Lubricating Oil Technology License Agreement between
                      Company and Texaco Development Corporation.

                  (d) Trademark License and Distribution Agreement


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                      between OKP and Texaco International Trader Inc.

                  (e) Manufacturing Technical Service Agreement between
                      Company, OKP and Texaco Limited.

                  (f) Marketing Technical Services Agreement between OKP and
                      Texaco Limited.

                  (g) Direct Order Taking Service Agreement among Company,
                      OKP and Oleum.

                  (h) Service Agreement (Information Technology) between
                      Company and Oleum.

                         ARTICLE 13 - REQUIRED PERMITS,
                            LICENSES AND APPROVALS

13.1 It shall be the responsibility of the Company to obtain and to secure the the continuation or renewal of all required permits, licenses and approvals for the Business. The Shareholders shall provide their best efforts to assist the Company in obtaining and securing the same.

               ARTICLE 14 - COMMERCIAL POLICY AND FINANCING

14.1 The activities of the Company shall be carried out in accordance with sound business principles with the aim of reduction of costs of operations, taking into consideration the provisions of this Agreement. The profits resulting from the activities of the Company shall be used for such appropriations to reserves and funds as are prescribed by the laws of Sweden, or otherwise should reasonable be made in accordance with internationally accepted accounting practices and good business standards, and to the extent not needed for such purposes within the discretion of the Directors of the Company, for dividends to the Shareholders. This Company shall carry adequate policies of insurance to cover its assets and potential liabilities.

14.2 Subject to Article 9.3 hereof, all costs for the operations of the Company, including but not limited to costs for financing, administrative overhead, services from Texaco Limited (which include license fees to Texaco Development corporation), and from Texaco Services (Europe) Ltd. and Oleum, shall be covered by the Shareholders, except that no license fees under the agreements listed in Article 12.2 shall be included in computing costs related to the

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           production of rape seed oils. The Company shall procure raw materials and services at competitive conditions and at arm's length. Revenues from sales of products or services to Third Parties, if any, shall reduce the costs so to be covered by the Shareholders. Detailed provisions as to the application of these principles shall be set out in the Operating and Supply Agreement.

14.3 Contributions to the equity of the Company shall be borne by the the Shareholders in proportion to share capital in the Company.


                             ARTICLE 15 - ACCOUNTING

15.1 All operations and activities of the Company, including accounting, taxation, and record keeping shall be in strict accordance with the requirements of the applicable European Union and Swedish law, rules and regulations.

15.2       The Company shall render to the Shareholders:

           (a) (i) unaudited quarterly reports of revenue and expense; (ii) a report of assets, liabilities, retained earnings or losses and net shareholders equity; and (iii) a statement of changes in financial position no more than thirty (30) days after the close of each fiscal quarter; and

           (b) (i) an income statement; (ii) a balance sheet; and (iii) an administration report, all prepared in accordance with applicable Swedish law on annual reports and applicable generally accepted accounting principles and examined in accordance with applicable law on annual reports and applicable generally accepted auditing standards by the auditor(s) of the Company no more than one hundred and twenty (120) days after the close of its fiscal year.

                       ARTICLE 16 - TRANSFER OF SHARES

16.1 Except as provided below, the Shareholders shall not be entitled to transfer, pledge, encumber in any way or sell all or part of their respective shares in the Company or to assign or pledge their respective rights and obligations under this Agreement.

16.2 A Shareholder may, at any time, transfer all, but not less than all, of its shares to an Affiliate. A condition of such transfer shall be that the transferee Affiliate


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           agrees to assume all rights and obligations of the transferring
           Party. The Shareholders further agree that they will not transfer the shares of any transferee Affiliate in such a manner as to defeat the pre-emption right set forth in Article 16.3 below.

16.3 A Shareholder wishing to sell shares in Company may after the year 2000 sell, all but not less than all, of the shares owned by it. Such selling Shareholder shall then first offer the shares for pre-emption to the other Shareholders pursuant to the following provisions.

           (a) Notwithstanding the provisions below, a transfer of shares in the Company to a Third Party shall not take place without the consent of the other Shareholder. Such consent shall be given unless, in the reasonable opinion of the other Shareholder it is shown that there are material reasons to assume that the assignee does not have the ability or desire to abide by this Agreement.

           (b) A Shareholder (the "Offeror") wishing to offer shares as aforesaid shall so notify the Chairman of the Board in writing stating the price and other terms for the proposed sale. The Chairman shall notify the other Shareholder (the "Offeree") about the offer in writing. The Offeree shall notify the Chairman and the Offeror within one month of receipt of such notification as to whether the Offeree intends to exercise its pre-emption right.

           (c) In the event the Offeree has notified the Chairman in a timely manner of its intention to exercise its pre-emption right, and the Shareholders cannot agree on the redemption price, the price shall be the fair market value at the time of redemption, taking into account any bona fide offer which may exist, as decided by one independent auditor appointed by the Arbitration Institute of the Stockholm Chamber of Commerce from one of the following accounting firms, Price Waterhouse, KPMG, Coopers & Lybrand, Ernst & Young or Arthur Andersen. Such auditor shall make his determination within sixty (60) days of his appointment. The determination shall be final and binding.

           (d) Within one week following such decision by the independent auditor, the Offeror shall have the right to withdraw the offer by written notice to the Chairman who shall so notify the Offeree.


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           (e) In the event that the Offeror has not notified the Chairman as provided in the preceding paragraph but the Offeree has not notified the Chairman of its intention to exercise its pre-emption right or the Offeree has not exercised its pre-emption right within one month after the price has been decided by the auditor as aforesaid, then the Offeror shall be entitled to sell the shares, within two months thereafter, to any Third Party and provided that such Third Party agrees to be bound by this Agreement as provided in clause (h) below. If such sale does not take place within such two-month period, the right of pre-emption is restored.

           (f) Should a sale to a Third Party take place at a lower price than that offered in the aforesaid first notice to the Chairman or than the price decided by the independent auditor, then the Offeree shall be entitled to redeem the shares so sold at such lower price within one month after the Offeree has become aware of such sale and the Offeror shall be obliged to inform the Offeree of such sale and the price therefor. The Shareholders undertake to incorporate conditions to this effect in any sales agreement with a third party.

           (g) The aforesaid provisions shall, where relevant, apply also as regards subscription and participation rights.

           (h) The selling Shareholder shall ascertain that the buyer assumes all rights and obligations of the selling Shareholder under this Agreement in lieu of such selling Shareholder.

           (i) The provisions of this Article 16 shall, as between the Shareholders, apply in lieu of Section 11 of the By-Laws.

16.4 OKP shall have the right, notwithstanding the other provisions of this Article 16, to transfer a total of less than one-half of its shares in the Company to Svenska Lantmannen ("SLR") and/or to OK Marknadservice ("OKM"). If so, SLR and/or OKM shall have the status of Shareholders under this Agreement with a PRO RATA share, but OKP and SLR and/or OKM shall jointly exercise their voting rights at Shareholders' meetings and any other right to vote, appoint or nominate. In the event of such transfer, OKP shall unconditionally guaranty the full performance by SLR and/or OKM of all of their obligations under this Agreement. A condition of such transfer shall


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           be that SLR and/or OKM grant to OKP an irrevocable proxy for all of their voting rights as Shareholders.

                           ARTICLE 17 - COMPETITION

17.1 Except as provided in Article 11.1 above, the Shareholders agree not to produce lubricants in the Countries through other channels than the Company, it being recognized that it will be necessary to locally purchase or import greases and other lubricants and specialty products which the Plant is unable to produce or which the Shareholders reasonably agree cannot be economically produced at the Plant.

                         ARTICLE 18 - CONFIDENTIALITY

18.1 It is recognized that each Shareholder will, in the course of performance under this Agreement, come into possession of confidential and proprietary information of the Company. Each Shareholder shall maintain such information in the strictest confidence, shall not reveal such information to any party unless required by law or by the regulations of any recognized stock exchange, and shall not use such information for the purpose of competition with the Company in any market.

18.2 It is recognized that each Shareholder may, in the course of performance under this Agreement, come into possession of confidential and proprietary information of each other. To the extent not governed by other agreements among the Shareholders and their Affiliates, each Shareholder shall maintain such information in strictest confidence, shall not reveal such information to any party unless required by law or by the regulations of any recognized stock exchange, and shall not use such information for any purpose other than that intended by this Agreement.

18.3 The Shareholders shall ensure that the Company imposes upon all its employees to whom secret or confidential information may be disclosed to keep any such information secret and confidential.

                              ARTICLE 19 - TERM

19.1 This Agreement shall enter into force upon the execution hereof by Holdings and OKP and shall, subject to Article 22.1, remain in force until 31st December 2010, except that it may be terminated as of 31st December 2000 or any later date by any Shareholder giving the other Shareholder written notice not less than twelve
           (12)
           months before such dates. This Agreement may be extended beyond 31st December 2010 by mutual agreement of the Shareholders.

19.2 Should this Agreement be terminated as set forth in Article 19.1 above and no understanding as to the future operations of the Company can be reached between the Shareholders, then the Company shall be wound up and its assets distributed between the Shareholders in proportion to their respectively ownership of shares in the Company.

                               ARTICLE 20 - NOTICES

20.1 All notices, requests, demands and other communications under this Agreement shall be in writing, and shall, be deemed to have been duly given if forwarded by first-class registered or certified mail (including courier service), telefax, or hand delivery as follows:

           If to OKP, to        OK Petroleum AB
                                Sandhamnsgatan 51
                                115 90 Stockholm
                                Sweden
                                Att.: President
                                Phone:  (46-8) 450-1000
                                Fax:    (46-8) 661-8749

           If to Holdings, to   Hydro Texaco Holdings A/S
                                Parken
                                Oster Alle 48
                                2100 Copenhagen O
                                Denmark
                                Att.: Managing Director
                                Phone:  (45-39) 47 80 00
                                Fax:    (45-39) 47 83 71

           or to such other address as a Shareholder may specify from time to time in writing.

20.2       Notice shall be effective upon receipt.

                              ARTICLE 21 - LANGUAGE

21.1 The language of this Agreement is English. Any document or communications hereunder shall, unless otherwise agreed, be in the English language.

                    ARTICLE 22 - AMENDMENTS TO THE AGREEMENT

22.1 Any amendment to this Agreement must be in writing and signed by the Shareholders in order to be binding.

                           ARTICLE 23 - GOVERNING LAW

23.1       This Agreement shall be governed by the laws of Sweden.

                       ARTICLE 24 - SETTLEMENT OF DISPUTES

24.1 The Shareholders are committed to the avoidance of dispute, and to the settlement of any potential dispute by negotiation. Holdings and OKP will each designate a senior officer who will remain familiar with the affairs of the Company and other ongoing relationships between OKP, Holdings and their Affiliates. The Shareholders will promptly notify such senior officers of any matter constituting a potential dispute, and the senior officers will negotiate in good faith to reach an amicable settlement. The Senior Officers may, in their discretion, agree to use the services of a mediator, the expenses of which shall be borne equally by Holdings and OKP.

24.2 Disputes arising from this Agreement, its interpretation or application shall be finally settled by arbitration in Stockholm in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration proceedings and any award shall be in the English language.

           This Agreement has been executed in two (2) originals on November 22, 1995.


                                     * * *



HYDRO TEXACO HOLDINGS A/S                   OK PETROLEUM AS



  /s/ Thomas S. Neslage                        /s/ Sven-Erik Zachrisson
----------------------------------          -----------------------------------
By: Thomas S. Neslage                       By: Sven-Erik Zachrisson
Title: Chief Executive Officer              Title: